Exhibit 99.1

Bank of Florida Corp. Reports Fourth Quarter and Full Year 2008 Results

NAPLES, Fla.--(BUSINESS WIRE)--February 13, 2009--Bank of Florida Corporation (Nasdaq: BOFL) reported fourth quarter and full year 2008 results. Highlights include:

  Tangible equity as a percentage of tangible assets of 8.43%, which is in the top 35% of commercial banks reporting tangible equity ratios during the fourth quarter of 2008
  Remain “well-capitalized” for regulatory purposes, with leverage, total capital and Tier 1 ratios of 7.86%, 11.12%, and 8.64%, respectively
  Total loans grew 9% (annualized) from the third quarter of 2008; loans increased 11% compared to December 31, 2007
  Assets under management at Bank of Florida Trust Company increased to $495 million at December 31, 2008, up from $440 million at September 30, 2008
  Noninterest expenses decreased 4% and 6% compared to the third quarter of 2008 and fourth quarter of 2007, respectively
  Loans as a percentage of deposits decreased to 109% from 122% as of December 31, 2007
  Fourth quarter provision for loan losses of $16.0 million, up $9.8 million from $6.2 million in the third quarter
  Allowance for loan losses increased to 2.32% of total loans, an increase from 1.14% in the third quarter
  Nonperforming loans of 5.63% of total loans, an increase from 2.33% in the third quarter
  Nonperforming assets of 4.95% of total assets, an increase from 2.15% in the third quarter
  Net interest margin of 2.89%, a decrease of 44 basis points from 3.33% reported during the third quarter
  Fourth quarter net loss of $10.0 million or $0.78 per share
  Net loss of $13.2 million or $1.03 per diluted share for the year ended December 31, 2008

“As we stated in our fourth quarter preliminary earnings release, the significantly higher provision for loan losses was primarily due to the increased level of nonperforming loans within our residential land and construction loan portfolio,” said Michael L. McMullan, Bank of Florida Corporation’s President and Chief Executive Officer. “The persistently slow housing market conditions and challenging economic environment continue to impact our borrowers’ ability to carry higher levels of housing inventory for a longer than anticipated period of time. Due to our approach in identifying early warning signs which resulted in the higher level of nonperforming loans recorded in the fourth quarter, as well as the weakened economy, it was necessary to increase our allowance for loan losses. With this higher level of loan loss reserves and our solid tangible equity ratio, we believe that Bank of Florida will emerge from this credit cycle as a much stronger and sounder financial institution.

“Our exposure to residential land and construction loans continues to decrease, and we expect it to diminish further during 2009 as part of our proactive effort to reduce the risks within our loan portfolio. As of December 31, 2008, residential land and construction loan balances accounted for approximately 9% of total loans, down from 15% as of December 31, 2007.

“While managing credit quality remains our top priority, we continue to focus on building relationships. Our Special Assets Team continues to effectively monitor and work through problem loans while our loan officers are focused on disciplined, profitable loan growth. Even in this difficult environment, the opportunities remain for Bank of Florida to take advantage of the unprecedented disruption that has occurred across our footprint. These opportunities not only include loan and deposit growth, but we are also seeing a significant opportunity within our trust company to add new customer relationships as confidence with other service providers has declined. Over the near term, we will continue to focus on more profitable lending segments such as commercial and industrial loans as well as owner-occupied commercial real estate loans. We are still seeing significant opportunities for disciplined loan growth within these categories across our footprint. We remain “well-capitalized” for regulatory purposes, and our tangible equity as a percentage of tangible assets is in the top 35% of commercial banks during the fourth quarter of 2008. We believe this strong capital position will support this expected growth as we move into 2009.

“Looking ahead to the first quarter of this year, we anticipate that our net interest margin should stabilize or even slightly increase, depending on the interest rate environment and the level of interest reversals on nonaccrual loans. While deposit rates have remained elevated across our markets, and the competition for deposits is still intense, market rates on deposits have eased somewhat and we believe we will begin to see some of that benefit during the first quarter of 2009. In addition, the pipeline for new business is strong at Bank of Florida Trust Company, and we are optimistic about the outlook for trust revenues during the first half of 2009. We are also considering some options that would serve to increase our regulatory capital ratios, such as revising the terms on unused commitments to one year or less, replacing certain investment securities with investments that carry lower risk weightings with respect to our capital, selling certain nonperforming loans, and completing a sale-leaseback transaction on the property owned by the holding company.”

Fourth Quarter 2008 Financial Highlights

Asset Quality and Provision for Loan Losses

The provision for loan losses totaled $16.0 million, up from $6.2 million in the third quarter and $2.7 million in the fourth quarter of 2007. The increase in the provision for loan losses was due to a significantly higher level of nonperforming loans related to the continued weakness within the residential land and construction loan portfolio.

Nonperforming loans totaled $71.9 million, or 5.63% of total loans, up $42.8 million from $29.1 million or 2.33% of total loans in the third quarter. The increase in nonperforming loans was primarily related to the addition of two residential land and construction loans totaling $20.7 million, as well as three 1-4 family mortgages totaling $12.6 million and two commercial land and construction loans totaling $7.0 million. Nonperforming assets were $76.7 million, or 4.95% of total assets, an increase of $43.5 million from $33.2 million or 2.15% of total assets in the third quarter. During 2008, the Company added 16 properties to OREO and sold eight for a total gain of $116,000, after allocating allowances for loan loss reserves and before disposition expenses, proving management’s ability to effectively value real estate in a difficult economic environment.

Nonperforming Loan Analysis
(Dollars in Thousands)

	December 31, 2008			September 30, 2008
Loans Secured by:	NPLs	% Total NPLs	% Total Loans	NPLs	% Total NPLs	% Total Loans
1-4 Family	$17,572	24.5%	1.38%	$4,960	17.1%	0.40%
HELOC	$1,151	1.6%	0.09%	$1,786	6.1%	0.14%
Land and Construction - Residential	$31,502	43.8%	2.47%	$10,387	35.7%	0.83%
Land and Construction - Commercial	$9,979	13.9%	0.78%	$2,948	10.1%	0.24%
Commercial & Industrial	$1,364	1.9%	0.11%	$246	0.8%	0.02%
Commercial Real Estate	$9,715	13.5%	0.76%	$8,340	28.7%	0.67%
Consumer and Other	$570	0.8%	0.04%	$397	1.4%	0.03%
Total	$71,853	100.0%	5.63%	$29,064	100.0%	2.33%

Net charge-offs were $780,000, or 0.26% of average loans on an annualized basis, a decrease of $4.4 million from $5.2 million or 1.72% of average loans in the third quarter. The allowance for loan losses increased $15.3 million to $29.5 million or 2.32% of total loans, compared to $14.3 million or 1.14% of total loans in the third quarter, and was 41.1% of nonperforming loans, a slight decrease from 49.1% in the third quarter. The allowance for loan losses allocated by loan category for the fourth quarter compared to the third quarter is shown in the table below.

	Reserve Allocation Analysis:
	(Dollars in Thousands)

	December 31, 2008		September 30, 2008
	Reserve	% Loans	Reserve	% Loans
	Amount	in Each	Amount	in Each
	($000)	Category	($000)	Category
Land and Construction	$13,054	44.3%	$4,834	33.9%
Home Equity Lines of Credit	$689	2.3%	$543	3.8%
1-4 Family	$3,730	12.6%	$1,586	11.1%
Multi-Family Property	$2,193	7.4%	$364	2.6%
Commercial Real Estate	$7,291	24.7%	$5,360	37.6%
Commercial & Industrial	$2,374	8.0%	$1,355	9.5%
Consumer & Other	$202	0.7%	$222	1.5%
Total	$29,533	100.0%	$14,263	100.0%

Net Interest Income

Net interest income for the fourth quarter totaled $9.8 million, a decrease of 10% compared to the third quarter. The net interest margin decreased 44 basis points to 2.89% from 3.33% in the third quarter. The decrease in the net interest margin was primarily related to the 175 basis point decline in the prime rate that occurred during the fourth quarter, which accounted for approximately 21 basis points of the net interest margin decrease. Also impacting the net interest margin were interest reversals on a higher level of nonaccrual loans, which accounted for approximately 16 basis points of the net interest margin decrease, and a higher level of on-balance sheet liquidity, which accounted for roughly 7 basis points.

Compared to the fourth quarter of 2007, net interest income decreased 11%. The decrease in the net interest margin of 80 basis points on a year-over-year basis to 2.89% from 3.69% was minimal compared to the 425 decrease in the prime rate that occurred during the same time period. Also impacting the net interest margin on a year-over-year basis were interest reversals on a higher level of nonaccrual loans.

Net interest income for the year ended December 31, 2008 totaled $42.8 million, a decrease of only 1% compared to net interest income of $43.2 million for the year ended December 31, 2007. The net interest margin for the year ended December 31, 2008 was 3.34%, a decrease of 64 basis points compared to 3.98% for the year ended December 31, 2007.

Non-Interest Income

Non-interest income increased 3% to $1.2 million compared to the third quarter of 2008. Included in the fourth quarter increase in non-interest income was a $106,000 gain on the sale of OREO. Also impacting the increase in non-interest income was a 2% increase in service charges and fees. The gain on the sale of OREO, as well as the increase in service charges and fees, more than offset decreases in mortgage banking and trust fees. The decrease in mortgage banking fees was primarily related to the slower demand for mortgages while the decrease in trust fees reflected the decline in the broader financial markets that began during the fourth quarter of 2007.

On a year-over-year basis, fourth quarter 2008 non-interest income decreased 32%, primarily due to a $508,000 gain on certain FHLB advances recorded during the fourth quarter of 2007. Also impacting non-interest income was a 21% decrease in trust fees, which was primarily due to the weak financial market conditions. Somewhat offsetting the year-over-year decrease in non-interest income was gains on the sale of OREO.

Non-Interest Expenses

Non-interest expense decreased 4% to $11.0 million compared to the third quarter of 2008, primarily due to a 9% decrease in salaries and employee benefits. The decrease in salaries was largely due to a decrease in bonus accruals and a reduction in the Company’s headcount to 243 from 257 between the third and fourth quarters of 2008. General operating expenses increased 2%, primarily due to higher costs associated with problem assets, including higher repossession and OREO expenses.

Compared to the fourth quarter of 2007, non-interest expenses decreased 6%, which resulted primarily from a 15% decrease in salaries and benefits that more than offset a 7% increase in occupancy expenses and a 2% increase in general operating expenses. The decrease in salaries and benefits was primarily related to significantly lower bonus accruals on a year-over-year basis and a reduction in staff.

Balance Sheet and Capital

Total assets increased $4.0 million to $1.5 billion at the end of the fourth quarter compared to the third quarter, or less than 1%, and $238.5 million on a year-over-year basis, an increase of 18%. Loans increased $27.5 million over the third quarter and $130.5 million year-over-year primarily due to strength in commercial and industrial, commercial real estate, and 1-4 family mortgage lending, which more than offset decreases in construction and land loan balances.

Total deposits decreased $33 million or 3% to $1.2 billion in the fourth quarter compared to the third quarter. The decrease in total deposits resulted from a concentrated effort to use the lowest cost funding available, with the Company replacing certain short term higher rate non-relationship retail and brokered deposits with short term FHLB borrowings at savings ranging from 50 to 75 basis points. During the quarter, a number of established clients with large balances or fiduciary responsibilities shifted some deposits from money market accounts to fully insured CDAR deposits due to the overall banking and economic climate. On a year-over year basis, total deposits increased $229.2 million or 25% primarily due to the addition of the CDAR program during the third quarter of 2008. Core deposits, which exclude wholesale brokered CDs, wholesale CDAR deposits, and CDs in excess of $100,000, accounted for approximately 61% of total deposits, up from 60% in the third quarter and down from 69% in the fourth quarter of 2007.

Shareholder’s equity in the fourth quarter totaled $190.0 million, down $6.7 million or 3% compared to the third quarter. On a year-over-year basis, shareholder’s equity decreased $9.0 million or 5%. Tangible equity as a percentage of tangible assets stood at 8.43%, compared to 8.90% in the third quarter and 10.71% in the fourth quarter of 2007. The Company’s capital position remains strong, with leverage, total capital and Tier 1 ratios of 7.86%, 11.12%, and 8.64%, respectively.

The following table summarizes the Company's results for 2008.

Bank of Florida Corporation Summary of Consolidated Financial Data (Dollars in thousands, except per share data)

	For the Three Months Ended							For the Twelve Months Ended
	Dec 31,	Sept 30,	Increase/(decrease)		Dec 31,	Increase/(decrease)		Dec 31,	Dec 31,	Increase/(decrease)
	2008	2008	$	%	2007	$	%	2008	2007	$	%
Total interest income	$20,427	$20,980	($553)	-2.6%	$22,445	($2,018)	-9.0%	$83,327	$84,155	($828)	-1.0%
Total interest expense	10,638	10,059	579	5.8%	11,441	(803)	-7.0%	40,535	40,931	(396)	-1.0%
Net interest income before provision	9,789	10,921	(1,132)	-10.4%	11,004	(1,215)	-11.0%	42,792	43,224	(432)	-1.0%
Provision for loan losses	16,025	6,190	9,835	158.9%	2,717	13,308	489.8%	24,488	4,254	20,234	475.6%
Net interest income after provision	(6,236)	4,731	(10,967)	-231.8%	8,287	(14,523)	-175.3%	18,304	38,970	(20,666)	-53.0%
Non interest income	1,195	1,134	61	5.4%	1,765	(570)	-32.3%	4,674	5,588	(914)	-16.4%
Gain on sale of investments	0	28	(28)	N/A	0	0	N/A	28	0	28	#DIV/0!
Noninterest expense	10,951	11,389	(438)	-3.8%	11,662	(711)	-6.1%	44,061	39,980	4,081	10.2%
Income before taxes	(15,992)	(5,496)	(10,496)	-191.0%	(1,610)	(14,382)	-893.3%	(21,055)	4,578	(25,633)	-559.9%
Provision for income taxes	(5,979)	(2,050)	(3,929)	-191.7%	(640)	(5,339)	-834.2%	(7,833)	1,835	(9,668)	N/A
Net income (loss)	(10,013)	(3,446)	(6,567)	-190.6%	(970)	(9,043)	-932.3%	(13,222)	2,743	(15,965)	-582.0%

Basic earnings (loss) per common share	$(0.78)	$(0.27)	$(0.51)	-188.9%	$(0.08)	$(0.70)	-875.0%	$(1.03)	$0.23	$(1.26)	-547.8%
Diluted earnings (loss) per common share	$(0.78)	$(0.27)	(0.51)	-188.9%	$(0.08)	(0.70)	-875.0%	$(1.03)	$0.23	(1.26)	-547.8%

Weighted average common shares - Basic	12,779,020	12,779,020	0	0.0%	12,779,020	0	0.0%	12,779,020	11,768,529	1,010,491	8.6%
Weighted average common shares - Diluted	12,779,020	12,779,020	0	0.0%	12,845,424	(66,404)	-0.5%	12,779,020	11,905,196	873,824	7.3%

Return on average assets	-2.65%	-0.95%	-1.70%	-178.9%	-0.30%	-2.35%	-783.3%	-0.93%	0.23%	-1.16%	504.3%
Return on average common equity	-20.89%	-6.96%	-13.93%	-200.1%	-1.94%	-18.95%	-976.8%	-6.70%	1.54%	-8.24%	535.1%

Top-line revenue	$10,984	$12,055	($1,071)	-8.9%	$12,769	($1,785)	-14.0%	$47,466	$48,812	($1,346)	-2.8%
Net interest margin	2.89%	3.33%	-0.44%	-13.2%	3.69%	-0.80%	-21.7%	3.34%	3.98%	-0.64%	-16.1%
Efficiency ratio	99.70%	94.48%	5.22%	5.5%	91.33%	8.37%	9.2%	92.83%	81.91%	10.92%	13.3%

Average equity to average assets	12.70%	13.66%	-0.96%	-7.0%	15.24%	-2.54%	-16.7%	13.86%	15.08%	-1.22%	-8.1%
Average loans held for investment to average deposits
	103.84%	112.45%	-8.61%	-7.7%	118.02%	-14.18%	-12.0%	112.82%	117.31%	-4.49%	-3.8%
Net charge-offs to average loans	0.26%	1.72%	-1.46%	N/A	0.01%	0.25%	N/A	0.78%	0.04%	0.74%	1850.0%

	Dec 31,	Sept 30,	Increase/(decrease)		Dec 31,	Increase/(decrease)
	2008	2008	$	%	2007	$	%
Total assets	$1,549,013	$1,545,054	$3,959	0.3%	1,310,488	$238,525	18.2%
Cash & cash equivalents	47,938	90,759	(42,821)	-47.2%	17,388	30,550	175.7%
Earning assets	1,403,407	1,418,720	(15,313)	-1.1%	1,192,104	211,303	17.7%
Investment securities	117,976	91,600	26,376	28.8%	38,008	79,968	210.4%
Loans	1,275,311	1,247,802	27,509	2.2%	1,144,762	130,549	11.4%
Allowance for loan losses	29,533	14,264	15,269	107.0%	14,431	15,102	104.6%
Intangible Assets	64,850	64,968	(118)	-0.2%	65,597	(747)	-1.1%
Deposit accounts	1,166,282	1,199,705	(33,423)	-2.8%	937,116	229,166	24.5%
Borrowings	188,474	144,278	44,196	30.6%	171,090	17,384	10.2%
Stockholders' equity	189,979	196,686	(6,707)	-3.4%	198,931	(8,952)	-4.5%

Total common shares outstanding	12,779,020	12,779,020	0	0.0%	12,779,020	0	0.0%
Book value per common share	$14.87	$15.39	$(0.52)	-3.4%	$15.57	$(0.70)	-4.5%
Tangible book value per common share	$9.79	$10.31	$(0.52)	-5.0%	$10.43	$(0.64)	-6.1%

Loan loss allowance to total loans	2.32%	1.14%	1.18%	103.5%	1.26%	1.06%	84.1%
Loan loss allowance to nonperforming loans	41.10%	49.08%	-7.98%	-16.26%	101.69%	-60.59%	-59.6%
Nonperforming loans to total loans	5.63%	2.33%	3.30%	141.6%	1.24%	4.39%	354.0%
Nonperforming assets to total assets	4.95%	2.15%	2.80%	130.23%	1.19%	3.76%	316.0%

Leverage (tier 1 to average total assets)	7.86%	9.19%	-1.33%	-14.5%	10.24%	-2.38%	-23.2%
Assets under advice--Bank of Florida Trust Company	$494,633	$439,942	54,691	12.4%	$499,350	(4,717)	-0.9%

Conference Call

The Company’s Chief Executive Officer and President, Michael L. McMullan and Chief Financial Officer, Tracy L. Keegan, will hold a conference call today 9:00 am EDT to discuss fourth quarter results. A brief management presentation will be followed by a question and answer period. The webcast noted below, including the audio portion of the conference call, will be maintained for approximately 90 days on the Company’s website.

Listen via Internet: http://investor.shareholder.com/media/eventdetail.cfm?eventid=65636&CompanyID=BOFL&e=1&mediaKey=2677C9841362604E27455BF8B8EA496B (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)

Dial-in: Toll Free 877-857-6177; International callers may dial 719-325-4808

Bank of Florida Corporation

Bank of Florida Corporation. (Nasdaq: BOFL) is a $1.5 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company.” Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on "Investor Relations." To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2009 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
Bank of Florida Corporation
Tracy L. Keegan, 239-254-2147
Executive VP & CFO
or
Nvestcom Investor Relations
Megan Malanga, 954-781-4393
megan.malanga@nvestcom.com